UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 9, 2025

Northwest Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-35737	94-3306718
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4800 Montgomery Lane, Suite 800

Bethesda, Maryland 20814

(Address of Principal Executive Offices)

(240) 497-9024

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, par value, $0.001 per share	NWBO	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On October 9, 2025, the Company entered into an agreement with Lead Plaintiff F. Glenn Schaeffer (“Plaintiff”) for settlement of litigation pending in the Delaware Court of Chancery relating to option awards made in 2020 to Company management and directors. The agreement was set forth in a binding Term Sheet, and was the culmination of approximately a year of negotiations and a mediation in mid-September. Under the terms of the agreement, 17% of the challenged 2020 options will be cancelled, and the Company’s insurance carriers will pay $2.25 million to the Company.

During the mediation process, the Plaintiff filed an amended complaint (filed publicly on October 14, 2025), as the Court had directed the Plaintiff to do in an Order dated February 14, 2025. The claims set forth in the amended complaint are also covered and resolved by the settlement set forth in the Term Sheet.

The parties to the litigation will use their best efforts to complete the definitive settlement documentation within thirty days. The Company understands that the Plaintiff intends to apply to the Court for an award of attorneys’ fees and expenses in connection with the litigation. The settlement and any award of fees and expenses are subject to approval by the Court. Under the terms of the settlement, the cash payment to the Company from the Company’s insurers is not to be used for any payment of a fee award. It is currently anticipated that the fee award will be paid separately by the Company’s insurers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC.

Date: October 14, 2025	By:	/s/ Linda Powers
	Name:	Linda Powers
	Title:	Chief Executive Officer and Chairman